Exhibit 99.2

Cameron/NATCO Acquisition
June 2, 2009
10:00 am ET

Operator:  Greeting, ladies and gentlemen, and welcome to the Cameron conference call.
At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad.
As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host, Mr. Scott Amann, Vice President of Investor Relations for Cameron.  Thank you, Mr. Amann, you may begin.
Mr. Scott Amann:  Thank you, Everett.
Good morning, and thanks to all of you for joining us today.  This morning, you will hear from Jack Moore, President and Chief Executive Officer of Cameron, John Clarke, Chairman and CEO of NATCO, and Chuck Sledge, Cameron's Senior Vice President and Chief Financial Officer.
Jack, John, and Chuck will offer some brief comments, and we'll then take time to field your questions.
In accordance with the Safe Harbor Provisions of the Securities laws, we caution you that some of the statements made on this call may be forward-looking in nature and, as such, are subject to various factors not under the control of the companies.  For a more complete description of these factors and the related risks and uncertainties, please refer to Cameron's and NATCO's news release and other SEC filings related to this transaction.  With that, I will now turn things over to Jack.
Mr. Jack Moore:  Thank you, Scott.
We welcome the chance to talk to you about Cameron's announced plans to acquire NATCO in an all-stock transaction.  I'll begin with a few brief comments, then you'll hear from John Clarke, NATCO's Chairman and CEO.  Chuck Sledge, our CFO, will have a few remarks regarding the deal terms, and then we'll field any questions that you may have.
NATCO is one of the leading process systems companies in the world, with a well-earned reputation for leading edge technology, quality products, and a responsive service organization.  Combined with Cameron, this will create a transformational step chance in our separation and process capabilities.
NATCO has operated in the process industry for over 80 years, serves onshore, offshore, and deepwater markets, operates in three groups:  the S&T, which is standard and traditional, which is their oil, gas, and water separation technology focused on the onshore markets with smaller, standardized processing equipment, including a very strong presence in the shale plays; their A&C, which is automation and controls which is focused on the subsea well automation, platform monitoring and process sampling, handling systems in a very big--and they're very big in Angola and the Gulf of Mexico; and then their IES, which is their Integrated Engineered Solutions group.
This is truly a global player for NATCO, targeting large scale, highly engineered, technology driven processing applications.  This business competes directly with Cameron's Petreco division.  This group is where NATCO has heavily invested in new technology, like the Cynara membrane technology used in CO2 capture, which is gaining wider use around the world and has a solid aftermarket story.
Other offerings include their dual frequency oil treating technology, electrostatic separation technology, compact separators, and cyclonic separation technology which they recently acquired through their ConSepT acquisition out of Norway.  And this is where a lot of their focus is moving, to the subsea markets.
NATCO has well-established relationships with IOCs and NOCs including Petrobras, PETRONAS, BP, Chevron, Aramco, and many others.  They are established in 40 worldwide service locations around the world with over 2,400 employees.  Their revenues in '08 exceeded 650 million.  Their backlog at the end of the first quarter of '09 was at 314 million.  They have over 400,000 square feet of manufacturing capacity.  They have proprietary technology, and they have a wonderful aftermarket story.
Now, Cameron's motivation for expanding our exposure in this industry is clear when you consider events of the past several years.  As the leading provider of flow equipment, systems, and services in the oil and gas industry, access to processing technology is critical.  We are consistently reminded that oil, gas, and water contaminants need to be processed on virtually every producing well in the world, both onshore and offshore.
Such technology is important to our customers' recovery rates, throughput volumes, capacity utilization, uptime, and HS&E compliance and cost.  And we made our first step forward in this area with the 2004 acquisition of Petreco, Cameron's entree in the process systems industry.

Through Petreco, we targeted larger scale engineered process driven applications, and have been able to provide technology for both gas and oil treatment solutions for major installations, both onshore and offshore, particularly in the international markets.  In fact, our subsea processing initiative was launched with Petreco technology and personnel.
NATCO will provide a major expansion of our footprint in the strategic market, and enhances our role as a leader in this segment of the industry.  This is a combination of two top performers in process technology world, and creates one organization that can help our customers with process solutions in the onshore, offshore, and deepwater markets, again, all over the world.
Among the benefits we see, first of all, let me address new markets for Cameron.  Combining proprietary technologies to target deepwater markets, precisely the patented technologies embedded in DES, the ConSepT, and the Cynara membranes in the MEG units that both Petreco and Cameron have evolved, will be critical to this market.  We create a business and technology critical mass that supports both expanding our R&D in both deep water and subsea markets as they evolve.  Added markets for packaging of Cameron's broader product lines, including our valves, our compression, our measurement, and our wellhead divisions, leveraging Cameron's broad international footprint, leveraging NATCO's distribution and service network are going to be critical to our ability to expand our markets and our footprint as we move forward.  And post acquisition, there will be few parts of the world where we won't have a major presence and be a major factor.
The financial synergies.  We estimate that the combination will generate 30 to 40 million in synergy savings.  We expect improved manufacturing utilization from reducing our levels of outsourcing.
If you guys remember, NATCO is a primary manufacturer of separation and process equipment.  Cameron outsources most of this technology today.  So, this is a great opportunity for us to leverage the infrastructure that NATCO brings, and we expect to realize consolidated cost savings with our supply chain.
And finally, let me talk about the people synergies that we create.  Some of the brightest and most dedicated minds in the process business exist within Petreco and NATCO's organizations.  Combining these talent pools will provide benefits to Cameron, its customers, and the industry as a whole as we move forward.
Now, I would like to turn it over to John Clarke, Chairman and CEO of NATCO, for his comments.
Mr. John Clarke:  Thanks, Jack. With me this morning are Patrick McCarthy, our President and Chief Operating Officer, and Andy Smith, our Senior Vice President and Chief Financial Officer.
From NATCO's shareholders' perspective, this transaction makes terrific sense for a number of reasons.  As a stock-for-stock deal, our shareholders will participate in the value creation opportunity that the combination provides.
As Jack mentioned, the synergies from cost savings alone are significant.  And for our shareholders and our employees, we join forces with a highly regarded and growing oil services company that has a global footprint, balance sheet, and infrastructure that would take years and years and tens of billions of dollars for us to replicate.
Bringing together our integrated engineered solutions technology portfolio and products with those of Petreco give us a broader offering for our global markets and speeds the time to further penetrate key markets like Southeast Asia, Brazil, the Middle East, and West Africa where Cameron's local presence will help on local content requirements in these developing markets.  And importantly, we gain greater access to the downstream refinery market as well.
These are significant opportunities.  But, I would also point out that our strategic manufacturing, distribution, and service network, in combination with Cameron's gas compression business, presents an opportunity for us to serve the North American gas market as it structurally evolves with greater focus on exploitation of shale plays where centralized processed is likely to require more highly engineered and linked solutions, including process equipment and compression.
The combination also provides us with the opportunity to step up capital spending on R&D, leveraging our new lab for new product development in electrostatics, CO2 membrane separation, high performance compact separation, and water injection technologies.  And perhaps most exciting for the future, it links our subsea processing initiatives with Cameron's capabilities.
We expect to work closely with Jack and Chuck and their teams to accomplish a smooth transition for our employees and customers, and to contribute meaningfully to the company's continued growth.
On a personal note, my time with NATCO has been among the most challenging and satisfying in my career.  The talent and dedication of the management team, especially the leadership of Patrick McCarthy and the employee team, is second to none.  And I thank them and acknowledge that their success has made this transaction possible.

I believe that the combination will put the best athletes on the field from both companies, and presents exciting opportunities for career advancement.  Our board has been steadfast in their support of our business strategies, and is squarely behind this transaction as the best way to maximize value for our shareholders going forward.
Finally, I appreciate the support of our shareholders and look forward to a favorable vote on the transaction later this summer.  Chuck?
Mr. Chuck Sledge:  Thanks, John.  Summarizing what Jack and John have said, this is a transformational combination for our separation and processing business.  The technologies and footprint the combined business brings to solve our customers' challenges, whether they be onshore or offshore, are impressive.  Couple this with the high level of synergies, and you get a compelling transaction for both parties.
To summarize the key terms of the transaction, NATCO's shareholders will receive 1.185 Cameron shares for each share they hold.  This translates into Cameron issuing approximately 24 million shares in connection with this transaction.  NATCO's shareholders will own approximately 10 percent of Cameron's outstanding shares post-closing.  Based upon yesterday's closing price, this equates to a transaction value of approximately 780 million.
As Jack mentioned, we expect synergies in the $30 to $40 million range, so we expect this transaction to be accretive to 2010 earnings.
As noted in our release, this transaction is subject to regulatory approvals, including HSR clearance and approval of the NATCO shareholders.  We expect this transaction to close during the third quarter.
Scott, with that, let's open it up for questions.
Mr. Scott Amann:  Okay.  Everett, we can open it up for Q&A, please.
Operator:  Thank you, gentlemen.  Ladies and gentlemen, at this time we will be conducting a question and answer session.  If you would like to ask a question, please press star-one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star-two if you would like to remove your question from the queue.
And for participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Our first question today comes from the line of Eric Marzuka [sp] with Dominick and Dominick.  Please proceed with your question.
Mr. Eric Marzuka:  Yes.  Congratulations, guys.
I wanted to ask a little bit about the process.  Was there actually a full auction process, or was it just a one-on-one negotiated process?
Mr. Jack Moore:  No, this was negotiated one-on-one, Eric.
Mr. Eric Marzuka:  Okay. And is there any--how long was the process?  Is this a recent--you guys just recently started talks, or has this been ongoing for some time?
Mr. Jack Moore:  Eric, we have admired each other's capabilities for about three years.
Mr. Chuck Sledge:  All that'll be laid out in the prospectus when it's filed later as well.
Mr. Eric Marzuka:  Okay.
And one follow up.  As far as antitrust, do you guys expect any issues?  I know obviously Petreco is--you know, is a direct competitor.
Mr. Jack Moore:  You know, while you can never really call what the antitrust regulators will do, we expect this transaction will not have any material issues in review.
Mr. Eric Marzuka:  Got you.
And when do you guys expect to file the DMA?
Mr. Chuck Sledge:  We're working on it as quickly as we can.
Mr. Eric Marzuka:  Got you. And do you know the break fees?
Mr. Chuck Sledge:  It's got customary deal protection, and we'll file the agreement here later today.
Mr. Eric Marzuka:  Thank you very much, guys.  Congratulations again.
Mr. Jack Moore:  Thanks.
Mr. Chuck Sledge:  Thanks.
Operator:  Thank you.
Our next question comes from the line of Robin Shoemaker with Citigroup.  Please proceed with your question.
Mr. Robin Shoemaker:  Yes, thanks.  I was curious about a couple of things regarding NATCO.  And one is that, Jack, I think you mentioned several times the aftermarket.  What is the--kind of the component of aftermarket of NATCO's sales versus original equipment?

Mr. Jack Moore:  Thanks, Robin.  We're going to let Patrick answer that one.
Mr. Patrick McCarthy:  Good morning, everyone.  Patrick McCarthy.
NATCO--and I'm coming off the top of my head with this.  But, about 30 percent of our revenue is an aftermarket revenue, as you look at the US being the prime contributor in North America for the 30 percent.  And then globally, we have export parts that go into the international arena, looking at the Middle East, Southeast Asia, West Africa, and Brazil.
Mr. Robin Shoemaker:  Okay.
And is this a situation where typically original equipment and aftermarket margins are different?  Or, in your case, are they roughly comparable?
Mr. Patrick McCarthy:  The aftermarket margins are what you would expect of any aftermarket service work in parts supply, attractive margins for the shareholder.
Mr. Robin Shoemaker:  Okay.
My next one--.
Mr. Jack Moore:  --Robin, to put that in perspective, from Cameron's view, our aftermarket revenues as a percent of our total run about 22 percent, a little less than 25 percent in the current environment.
Mr. Robin Shoemaker:  Okay.  Good.
Mr. Jack Moore:  And the margins behave a lot like--.
Mr. Patrick McCarthy:  --Yeah--.
Mr. Scott Amann:  --Cameron's.
Mr. Robin Shoemaker:  And the margin's similar.  Okay.  Thank you.
Just the other question I had was you mentioned in the press release that NATCO has been working on subsea processing, subsea separation.  I wonder if you could describe what your R&D effort there is, and how far along it is.
Mr. Patrick McCarthy:  Sure.  Again, Patrick McCarthy.
We have been addressing the subsea application process for some number of years in our lab in Tulsa, Oklahoma.  And we have a working model that has proven solidly in terms of the results of the output of the separation of a continuous flow of water in an oil stream.
And what we are looking to do in conjunction with a joint industry project we have with Petrobras is we'll take it to the field in Brazil onshore in November of this year, and we will test the application.  But, we're looking forward to a process that takes as much as 60 and 70 percent water cuts through a continuous flow of oil to some level of single digit parts per million of outlet water.
And again, we're--this is a derivative of NATCO's electrostatic technologies, and we refer to this as our compact separation.
Mr. Robin Shoemaker:  Okay.  Compact.
Okay.  Thank you very much.
Mr. Patrick McCarthy:  You're welcome.
Operator:  Thank you.
Ladies and gentlemen, our next question come from the line of Stephen Gengaro with Jefferies and Company.  Please proceed with your question.
Mr. Stephen Gengaro:   Thanks.  Good morning, gentlemen.
Mr. Jack Moore:  Morning, Stephen.
Mr. Chuck Sledge:  Morning, Stephen.
Mr. Stephen Gengaro:   Two questions.  I guess I'll start with the CO2 membrane technology, which is obviously a terrific technology and proprietary to NATCO.  How--have you investigated and looked at opportunities outside Southeast Asia, and sort of how do you think that sort of plays out?  And where do you think the best growth areas are over the next couple of years?
Mr. John Clarke:  Well, Stephen, this is John.  As you know and we've talked about before, while this CO2 membrane technology is being readily accepted into the Southeast Asia market, particularly in the Malaysian offshore, we have also sold, in the early part of last year, an offshore project, offshore Libya.
And in terms of opportunity going forward, one of the biggest opportunities we see is what's going on in the subsalt offshore Brazil, where the three fields, Tupi, Iara, and Guara, have all been announced.  And they all have large associated gas with high concentration CO2, which we believe is a brand new market opportunity for deployment of the membrane.

Mr. Stephen Gengaro:  Great.  Now, that's helpful.
And then secondly, maybe Chuck, can you give--you talked about the cost synergies.  Can you talk about the timing when you would sort of expect them to be realized on a run rate basis?
Mr. Chuck Sledge:  You know, obviously our transition teams are going to start working on that.  But, clearly, we'll have the majority of the synergies within the first year.
Mr. Stephen Gengaro:  Great.  That's helpful.  Thank you.
Operator:  Thank you.
Our next question comes from the line of Neal Dingmann with Wunderlich Securities.  Please proceed with your question.
Mr. Neal Dingmann:  Morning, guys.
Mr. Jack Moore:  Morning, Neal.
Mr. Chuck Sledge:  Hey, Neal.
Mr. Neal Dingmann:  Say projected, John, do you perceive any difficulties on maintaining any of, you know, NATCO's strategic JVs such as Scomi?
Mr. John Clarke:  No, I don't.
Mr. Jack Moore:  Yeah.
Mr. John Clarke:  I think our JV partners are likely to look at this in the same positive fashion that our shareholders are.  In each instance, it gives us greater stability, more product offerings.  So, I think those--these will all be very well received.
Mr. Jack Moore:  In fact, we have the same JV partner in the Middle East.
Mr. Neal Dingmann:  Got you.  Got you.  Interesting.  Okay.
And then, do you anticipate most--I think it said in the press release, but do you anticipate most NATCO management ops staff remaining on?
Mr. John Clarke:  I'm not sure that we said that in the press release.
Mr. Jack Moore:  I don't think we did.
Mr. John Clarke:  But, as we look at this going forward, this is a great combination with not a heck of a lot of overlap in the operational parts of our businesses worldwide.  So, we think that net-net, it's a very big positive for our employee group.
Obviously, there are some redundancies that occur mostly at the corporate level.  But, you know, that's what we sign up for.  So, I think the employee group will be quite excited about this opportunity going forward.
Mr. Jack Moore:  You know, I would characterize this as this is a great combination that builds a bigger and better business for our company going forward.
Mr. Neal Dingmann:  Got it.  Got it.
And then lastly, is there any sort of collar on this stock deal, or will the S-4 lay out anything in that regard?
Mr. Jack Moore:  No, it's a straight exchange ratio.
Mr. Neal Dingmann:  Straight exchange ratio?  Okay. Thanks, guys.
Mr. Jack Moore:  Yep.
Operator:  Thank you. Our next question comes from the line of Roger Read with Natixis Bleichroeder.  Please proceed with your question.
Mr. Roger Read:  Yeah.  Good morning, gentlemen.
Mr. Jack Moore:  Morning, Roger.
Mr. Chuck Sledge:  Morning, Roger.
Mr. Roger Read:  I guess real quick, I look at the margin difference between the two companies.  Just trying to understand, within NATCO, is there--is that true across the board the margins are going to be a little less than in the subsea segment?  Or, are we looking at, you know, parts of the business at NATCO are different and parts are very similar, I mean, as I look at product and service breakdown, for example?
Mr. Chuck Sledge:  Yeah, I think when you look at it, you--the publicly disclosed margins of the different business units has a lot of corporate cost embedded in it.  They don't show it as a separate segment.
And so, when you look across it, I think those margins look at lot like comparable businesses in Cameron.
Mr. Roger Read:  Okay.  So, once you get it, the 30 to 40 million in cost savings and kind reorg the business, we'd look for similar performance?
Mr. Jack Moore:  Yep.
Mr. Chuck Sledge:  Yep.

Mr. Roger Read:  Okay. And then, as you looked at kind of the drivers of this merger, you've mentioned, you know, it fits up very well with Petreco.  Could you give us a little bit of an idea, you know, I guess from both perspectives, but sort of where does the NATCO business match up well with what Petreco wasn't doing or vice versa?
Mr. Jack Moore:  I would tell you that what Petreco was to water separation, you know, these--NATCO is to oil and gas separation.  And both of us have wonderful gas separation technology, but the combination of the two really--I mean, the membrane technology, electrostatic technology, the compact--this--their ability to make things in a more compact way, especially as we target the offshore markets and as we go subsea, that's a huge step change for us in terms of getting us where we want to go much faster than we would otherwise doing it on our own.
The leverage with the R&D, you know, NATCO has spent a tremendous amount of time and energy and money over the years focused on R&D, more so than we had at Cameron, quite honestly.  And I--the volume that we can leverage with that and accelerate it is going to be a great story.
Now, when you take S&T, Cameron wasn't in that business.  But, when you look at the markets they serve, you look at where they're positioned, you look at their distribution network, you look at their service infrastructure, and you start saying how do we put that to work and, you know, involving it with our surface systems business, with our compression business, with our measurement business, with our valve businesses, guys, it creates a very compelling picture for where Cameron can go in terms of providing not only a process solution but production solutions to the onshore markets.
And it's far more than just the US.  It's Latin America.  It's the Middle East.  It's the evolving markets in Eastern Europe, the former Soviet Union, where we, Cameron, have a substantial footprint and where NATCO has a presence as well.
So, I'm telling you we're very excited about the doors it opens up to create new markets in addition to leveraging the businesses we currently kind of cohabitate in, and that's in that engineered solutions business.
Mr. Roger Read:  Okay. So, it sounds like it's fair--.
Mr. Jack Moore:  --Excited about it.
Mr. Roger Read:  Well, that's great.  It sounds like it'd be fair for us to assume that this accelerates how quickly Cameron would be able to offer a fully integrated subsea separation system.
Mr. Jack Moore:  Absolutely.
Mr. Roger Read:  Okay.
Mr. Jack Moore:  Absolutely.  And as that--you know, that market will evolve over time.  I think we all agree with that.  But, let me tell you there's a bunch of opportunities with this combination that will ring the bell before that one will.
Mr. Roger Read:  Okay.  That's good to know.  And then, my final question, you kind of, at the beginning, mentioned NATCO's presence in some of the gas shales.  Could you just walk me through what that is?  And then, that's it for me.
Mr. Jack Moore:  All right.
Mr. Patrick McCarthy:  Yeah, this is Patrick McCarthy again.
In the gas shale plays, when you look at the Barnett, you look at the Haynesville, you look at the Marcellus, we have footprint that presently exists.  And Barnett's a good example of where we've grown our business immensely in the past three years.
The Marcellus and the Haynesville are opportunities today as well as in the near term for the expansion of larger high pressure gas treating facilities.  And as we talk about all of what Jack just mentioned, the integration of this production equipment with compression equipment is a solution that becomes a broader overall solution in the capex lease opportunity marketplace.
So, we see many opportunities in the shale plays in the US.  And as you look and hear about the Statoils and the Chesapeakes looking internationally, obviously that's--we would go with them.
 Mr. Roger Read:  Thank you.
Operator:  Thank you. Our next question comes from the line of Michael LaMotte with JPMorgan.  Please proceed with your question.
Mr. Michael LaMotte:  Thanks and congratulations, gentlemen.
Mr. Jack Moore:  Thanks, Mike.
Mr. Michael LaMotte:  John, if you wouldn't mind refreshing my memory, did you have a technology or an R&D venture with a competitor of Cameron's that was signed a couple years ago for onshore separation?

Mr. John Clarke:  We had a very narrow focus joint venture effort with FMC that, I think, ran its course in early 2005.
Mr. Michael LaMotte:  Okay.
Mr. John Clarke:  '05 and '06.
Mr. Michael LaMotte:  So, that's ancient history at this point?
Mr. John Clarke:  Ancient history.
Mr. Michael LaMotte:  Okay.  And then, you mentioned in your prepared comments a capex step up as one of the benefits to NATCO.  Can you quantify that at all in sort of where directly that--you know, that would be targeted?
Mr. John Clarke:  Well, maybe I'll give you a little history.  And then, I think that's an answer that Jack and Chuck should weigh in.
Mr. Michael LaMotte:  Okay.
Mr. John Clarke:  You know, as a small company, NATCO has been capital constrained on dollars that we could put into pure R&D.  But, one of the things that we have utilized quite effectively is customer money in solving specific processing issues where they would fund studies.  We retain the IP and build that library over the last 40 years of doing so.
The other thing I would point out that is a little misleading in terms of the absolute spending level on R&D is we have acquired a number of the technologies that we are now--have refined and are deploying into the marketplace through acquisitions that were made in the late 1990s and before the public--before the company went public.
We've added several since then, so you have to kind of look at the customer spend, our own nickel, and then what we have acquired.  And I think going forward, it gives the company a lot more flexibility to do more targeted R&D and product development.  We have traditionally avoided science projects, and we like applying technology to things that we can sell and make money off of.
Mr. Michael LaMotte:  I appreciate that color.  Thank you.
Mr. Chuck Sledge:  Yeah.  And I'll just add as well that this gives us just a larger footprint.  And as we've talked about in the rest of our businesses, first and foremost, our cash flows goes to reinvesting in ourselves.  So, you will see us treat this business no differently than any of the other businesses we have.
Mr. Jack Moore:  You know, when you look at the combination of Cameron's and NATCO's businesses, we're--we create a business that's approaching $1 billion in size.  It's a pretty sizeable footprint for us.
Operator:  Thank you. Ladies and gentlemen, as a reminder, if you'd like to ask a question, you may do so by pressing star-one on your telephone keypad.
Our next question comes from the line of Jeff Tillery with Tudor, Pickering, and Holt.  Please proceed with your question.
Mr. Jeff Tillery:  Hi.  Good morning.
Mr. John Clarke:  Morning, Jeff.
Mr. Jack Moore:  Morning, Jeff.
Mr. Jeff Tillery:  Chuck, on the cost synergies, could you help us out in just thinking about the relative components of kind of insourcing versus true cost savings?  I guess your separation business was somewhere around $250 million revenue last year.  Could you just help us out with kind of the order of magnitude of insourcing opportunities there are?
Mr. Chuck Sledge:  Well, there was a quite bit.  As Jack said, that we--Petreco does not do any manufacturing itself, and NATCO has quite a manufacturing footprint.
So, those are opportunities that the transitions teams will continue to define.  And I'm sure those opportunities will evolve over time.
Mr. Jeff Tillery:  Would you say that the pure cost saves are greater than the insourcing opportunities, or vice versa?
Mr. Chuck Sledge:  Oh, I think the pure cost savings are greater.
Mr. Jeff Tillery:  All right.
And just on the combined company tax rate, should we look for it to be more similar to what Cameron is currently reporting than NATCO?
Mr. Chuck Sledge:  I think over time there is a lot of opportunity to leverage some of our tax strategies with NATCO.

Mr. Jeff Tillery:  And then, my last question just kind of around the all-stock composition.  I would assume that that was driven by the NATCO side, kind of given CAM's cash on hand.  Could you just give us some thoughts around kind of carrying that 1.5 billion cash balance and whether or not there are very many cash acquisition opportunities for you guys?
Mr. Chuck Sledge:  I think that's going to evolve over time.  Obviously, this is a transaction, as John said, that allows the NATCO shareholders to participate on the upside of what we've created here, which is pretty compelling.
You typically have to pay the currency that the seller is willing to take.  And just like we've always said, we've got a lot of dry powder.  And at some point, something will come along that will rather the cash currency instead of the stock currency.
Mr. John Clarke:  And Chuck, I would just add from the NATCO perspective, as we mentioned earlier, we were not for sale.  This was not a sale process.  We believe that this is a strategic combination that makes good sense for our shareholders longer term.  And we would have had no interest in pursuing a cash transaction because we were not for sale.
Mr. Jeff Tillery:  Great.  That's great color, guys.  Thank you very much.
Mr. Chuck Sledge:  Yep.
Operator:  Thank you. Our next question comes from the line of Judy Delgado with Alpine Associates.  Please proceed with your question.
Ms. Judy Delgado:  Yes.  Good morning.  All of my questions have been answered.  Thank you.
Mr. Jack Moore:  Good.
Mr. John Clarke:  Yeah.
Operator:  Thank you. Our next question comes from the line of Eric Marzuka with Dominick and Dominick.  Please proceed with your question.
Mr. Tony Reiner:   Oh, hi.  It's Tony Reiner just for Eric for a second.  And so, do you--what are your comments on the fact that you might have some first mover advantage or early mover advantage by this deal?  How do you view consolidation, you know, from some of your competitors or, you know, other colleagues in the business?  Do you think there is more consolidation to follow?  What's your thoughts on that?
Mr. Jack Moore:  That's a--who knows?  I think, as we've said, we've admired each other's capabilities for several years and have seen the benefits that NATCO and Cameron can evolve for our customers and our employees and our shareholders.
And, you know, quite honestly, we think this is a combination that--I wouldn't say any of it's unique.  But, truly, it creates some unique capabilities for both of our companies.  And I don't know that a whole lot of other folks out there in these businesses can create what we're going to be able to create.
Mr. Tony Reiner:   Okay.  Appreciate it.  Thanks so much.
Operator:  Thank you.  Our next question comes from the line of Philip Dodge with Tuohy Brothers.  Please proceed with your question.
Mr. Philip Dodge:  Yeah.  Thanks for the comments. Could you elaborate a little bit about synergies in the Middle East including, I believe, a new NATCO plant in Saudi Arabia?
Mr. Jack Moore:  Yeah, let me talk to that one, Phillip.  It's interesting.  We both have the same joint venture partner in the Middle East.  I'm sure he'll be excited to see that.  He's--he knows who we are.  We know who he is.  And I've--you know, the leverage of that infrastructure is not only geared to just Saudi.  It is geared to the entire Middle East.
And when you look--again, if you--you know, our view of this market is longer term.  And if you look at where, you know, this infrastructure is going to evolve over the coming years, the Middle East is going to be a huge, huge driver for process and separation technologies.
And this clearly is going to be a commitment that NATCO had established on the ground that not only launches, you know, the infrastructure to support the building of it, but all the things you can bolt onto it and drive from that one footprint.
And that's what we've found with our joint ventures in the Middle East is where we may go in and set up an aftermarket center for drilling technology or building wellhead equipment in-country as we do in the Middle East now, it opens up so many more doors for your other technologies that you can pull through.  And that's exactly what NATCO established this footprint to do.  And, you know, I firmly believe we're going to be able to accelerate that yet again with what we're going to create together.

Mr. Philip Dodge:  And what's the initial utilization rate that you're going to show on that plant?
Mr. Jack Moore:  Well, that's--.
Mr. John Clarke:  --This is a Greenfield plant.  It's not even finished with the construction process yet.  So, we believe that it'll be ramping up to full capacity probably by the early part, middle part of next year.
Mr. Philip Dodge:  And that will serve, you said, the entire Middle East--?
Mr. John Clarke:  --And I should say--.
Mr. Philip Dodge:  --Not just Saudi?
Mr. John Clarke:  Yeah, that is correct.  It has the capabilities to serve the region.
And I should say to correct my answer, that's on a NATCO standalone basis.  I believe if we are able to get some of these synergies, that perhaps we can accelerate that utilization.
Mr. Philip Dodge:  Okay.  Thanks very much.
Operator:  Thank you. Our next question comes from the line of Collin Gerry with Raymond James.  Please proceed with your question.
Mr. Collin Gerry:  Hey, good morning.
Mr. John Clarke:  Hey, Collin.
Mr. Jack Moore:  Morning, Collin.
Mr. Chuck Sledge:  Collin.
Mr. Collin Gerry:  I got--most of mine have been answered.  I've got a real quick one.  On the asset writeup for you guys--for NATCO, what can we assume there?  I apologize if I missed that.  And what does that do on a D&A level?
Mr. Chuck Sledge:  Obviously, there are going to be some step-ups in the assets.  The transition teams will work through that.  Again, we've looked at it on a number of scenarios, and we don't think it's going to affect the ability of this transaction to be accretive.
We'll give you guys more guidance as we get through the process.
Mr. Collin Gerry:  Okay.
And then, I kind of want to go back to maybe trying to quantify some of the synergies or the revenue acceleration opportunities.  You know, NATCO, you guys have kind of been, on an operating margin basis, 10, 9 percent range.  Cameron, you know, closer to the mid-teens.
Just with the operational synergies, have y'all--doing very similar businesses and being in very similar regions, where do you think that those margins go to, you know, if you exclude just the easy corporate overhead eliminations and so forth?
Mr. Chuck Sledge:  I think, like I said earlier on the call, that this business really shouldn't behave much differently than any other Cameron business once its been integrated.
Mr. Collin Gerry:  Okay.  Fair--that's perfect.  Thanks, guys.  Congratulations again.
Mr. Chuck Sledge:  Yeah.  Appreciate it.
Mr. John Clarke:  Thanks.
Operator:  Thank you. Our next question comes from the line of Kevin Simpson with Miller Tabak.  Please proceed with your question.
Mr. Kevin Simpson:  Thanks and good morning.  Couple quick questions, maybe more follow ups than anything else.
On the--an integrated seafloor separation system, assuming that the Petrobras test goes as you expect, do you think you'll be able to be bidding on projects by the end of next year or sometime in early 2011?  I'd just like some idea on what the possible timing might be.
Mr. Jack Moore:  Kevin, let me answer that.  And I would just say--and Patrick may want to jump in.  But, you know, it's hard to predict the timing of when these are going to happen.  And the success of these tests will obviously accelerate anything that happens to the seabed.
But, I would not want to venture to say when Petrobras would give a green light to go to subsea.
Patrick?
Mr. Patrick McCarthy:  I agree, Jack.  And not to get too far in front of all of all this, the whole marinization process of the equipment that we're testing on the surface has to go through its design requirements.  And that's still in front of us to accomplish that task.
Right now, the task is to evaluate the technology for a very productive separation process.

Mr. Kevin Simpson:  Okay.  Thanks on that.
And then, I mean for Jack or Chuck, I'm not--I know that, you know, the NATCO management clearly wanted and shareholders, I think, would want stock, which makes sense down here in the cycle.  But, have you considered or is it on the table to do some--use some of that cash for repurchase of shares to kind of mitigate some of the share dilution?  Or, do you think, Jack, that there's still enough, you know, potential acquisitions out there that you'd rather keep your--you know, all that powder dry?
Mr. Jack Moore:  Let me answer that in that those options are all available to us.  We still have authorization from the board that's quite--I think gives us quite a bit of, you know, leeway in doing that from the share buyback options, and there's other options that we want to consider.
But, primarily, I think you'll want to--you know, as any time in the cycle, we'll want to keep our powder dry to take advantage of opportunities as well that could come up.
Chuck, you want to add anything to that?
Mr. Chuck Sledge:  Oh, I'd just add that, again, this transaction is accretive without buying back any of the shares.
Mr. Jack Moore:  Exactly.
Mr. Chuck Sledge:  So, we'll just continue how we've always operated our share buyback.  We'll mow the grass.
Mr. Kevin Simpson:  Okay.  So, the inclination probably would not to be--you know, you're comfortable enough with how this--the accretion here on, you know, that--you're--you probably wouldn't do something incremental on the buyback side?  That's--.
Mr. Chuck Sledge:  --We are--.
Mr. Kevin Simpson:  --What's I'm getting from that.
Mr. Chuck Sledge:  Yeah.  We are comfortable that we do not need to go and do anything, as far as a share buyback, to make this thing accretive.
Mr. Kevin Simpson:  Okay.  Thanks.  That's it for me.
Mr. Chuck Sledge:  Yep.
Operator:  Thank you.
Our next question comes from the line of Michael LaMotte with JPMorgan.  Please proceed with your question.
Mr. Michael LaMotte:  Hi.  I wanted to follow up on that line of questioning we were on before in terms of the capex.  I just want to--on a pro forma basis, if I looked at the capex for the two companies today and we go into 2010, 2011, is it sort of a straight add, or are we talking about stepping up sort of NATCO's side 10 percent, 20 percent?  Any kind of--you know, maybe as a percentage of revenue.  Some kind of reinvestment rate gauge that you could give us.
Mr. Chuck Sledge:  You know, again, our transition teams will kind of work through that.  And talking about capex in 201l may be a little premature.
But, over the course of the fullness of time, I don't think the capex we'll spend in this business will be any different than what we spent--what we have spent in any of our other businesses.
Mr. Michael LaMotte:  Okay.  Thanks.
Mr. John Clarke:  And Chuck, if you'd like, I can add one comment, that if you look at NATCO's standalone 2009 capex, it's actually quite robust because of two large projects, one being the migration to Oracle, which is our enterprise system.  And then secondly, we are finishing construction of a lab in Houston that also has bloated our capital budgets a bit.
Mr. Michael LaMotte:  Okay.  That's helpful.  Thank you.
And then, Jack, maybe this question of revenue pull through particularly overseas or leveraging NATCO  products through your footprint.  No real hard numbers on that, obviously, in the slides.  But, you know, if I start to think about it in terms of percentage of NATCO sales, it's not unrealistic to assume 10 or 20 percent, don't you think?
Mr. Jack Moore:  Well, I'll tell you.  Let the transition teams sort that out.  I will say they're both very excited about the possibilities that the combination of the technologies can create.  I know that Petreco guys are very excited about the membrane technology just to--you know, just in and of itself.
But, I think as we can let the teams work together to evolve those technologies that fit and towards the applications that are out there in the marketplace, we're going to see some incremental opportunities we haven't seen on our own.

Mr. Michael LaMotte:  Fair enough.
And then, last one for me.  John, can you give us a sense as to what the upstream/downstream split is in sales as well as the onshore/offshore mix?
Mr. John Clarke:  For NATCO, the vast majority of our revenue is into the upstream market.  We have just recently started to penetrate the downstream market.  And we see that as one of the big advantages of folding in with Petreco, who has been a longtime player in the refinery space.
Mr. Michael LaMotte:  Um-hmm.  And then, the offshore/onshore split?
Mr. Jack Moore:  Offshore/onshore split?
Mr. John Clarke:  It's probably about 60 percent, I would say, all in offshore, meaning offshore of the US.  It may be onshore work in other countries, but that's about the split, I would guess.
Mr. Michael LaMotte:  Okay.
Mr. John Clarke:  Fifty-five to 60 percent.
Mr. Michael LaMotte:  Okay, great.  Thanks so much.
Operator:  Thank you. Our next question comes from the line of Michael Marino with Johnson Rice and Company.  Please proceed with your question.
Mr. Joe Agular:  Oh, hi.  This is actually Joe Agular at Johnson Rice.
You all have covered a lot of ground already.  I just had a couple quick questions, one on the geography.  You know, could you highlight maybe a few markets where you think Cameron might help NATCO or NATCO might help Cameron?
Mr. Jack Moore:  Well, we have infrastructure on the ground in Malaysia.  We have infrastructure on the ground in Brazil.  We have infrastructure on the ground in West Africa.  We have infrastructure on the ground in Mexico.
It--you know, you look at the markets for--that we see that are evolving for the separation and processing industry.  So, where--our big spends are going to happen over the coming years where local content is valued and rewarded.  I think where we sit gives NATCO a--it just propels them into a more instant solution.  They've had great relationships with customers in these regions already, which is a huge asset for us to leverage.
So, combined where they already have great relationships with these customers, where we have infrastructure and great relationships with these customers, it's just a wonderful combination.
Mr. Joe Agular:  Okay. Second part, I guess, is from a--you know, a technical standpoint, it just seems--I know historically NATCO's competitors have seemed to be a lot of--you know, more smaller, local firms where, you know, it seems like the direction of the business is heading to much more, you know, higher technology applications.  And just wonder if you could give some broad comments on maybe that trend and why, you know, this fit makes so much sense from that standpoint.  Thanks.
Mr. Jack Moore:  Okay.  I'll just speak from Cameron's standpoint that, you know, when we acquired Petreco in '04, that's exactly what we saw the trend in terms of the highly engineered, more highly speced process and separation systems.  And it's just natural.  It's the same evolution that's happened with our deepwater markets, you know, more highly complex requirements.
And let me tell you, customers, they want to hang out with people who are well funded, who have the technology, who have a commitment to engineering background, who have a commitment to put the infrastructure on the ground to support what they sell.  This is where you're separating the men from the boys.
And NATCO's seen the same thing in their evolution of their business from being the small--you know, competing with the small guys in East Texas or West Texas.  Their business has matured and expanded to the much more highly engineered, highly technical, more proprietary technology driven markets.
And Patrick, you can add to that.
Mr. Patrick McCarthy:  Yeah.  We--over the years, you've heard us talk to it on the earnings calls.  And John has addressed it at all the analyst presentations and investment presentations.
But, for NATCO, it's been understanding that the global marketplace has more contaminants within the gas streams, more heavy, salty driven oils, more water drive from the older reservoirs, and all this requires a technology product line to efficiently process.  And for us, that's where this whole relationship adds just lots of value.
Mr. Joe Agular:  Okay.  That's it.  Thank you very much.
Mr. Jack Moore:  Processing isn't what it used to be, today.  That's what we have all discovered here in the last few years.

Operator:  Thank you, gentlemen.  We have no further questions at this time.  I'd like to turn the floor back to you at this time, sir.
Mr. Scott Amann:  Okay.  Thank you, Everett.  And thanks to all of you for joining us today.
Operator:  And ladies and gentlemen, this does conclude today's teleconference.  You may disconnect your lines at this time.  Thank you for your participation.